CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Inka Productions Corp.

We consent to the use of our report dated January 27, 2012 with respect to the financial statements of Inka Productions Corp. as of and for the year ended October 31, 2011, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 Amendment #6 filed by Inka Productions Corp. dated February 2, 2012.

 /s/ M&K CPAS, PLLC

 Houston, Texas

February 2, 2012